INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the inclusion in this Registration Statement of ARISE TECHNOLOGIES CO. LTD. (a development stage company)(the "Company") on Form S-1, Amendment #1 (File No. 333-148579), of our report dated February 5, 2008 which includes an explanatory paragraph as to the Company's ability to continue as a going concern with respect to our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2006 and 2005, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.



Michael F. Albanese, CPA
Parsippany, New Jersey
February 15, 2008